Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Winthrop Realty Trust (formerly known as First
Union Real Estate Equity and Mortgage Investments):

We consent to the incorporation by reference in the registration statement Nos. 333-125987 and 333-131595, each on Form S-3 of our reports dated March 14, 2006 (August 9, 2006 as to the effects of the restatement discussed in Note 23), relating to the consolidated and combined financial statements and financial statement schedule of Winthrop Realty Trust (formerly known as First Union Real Estate Equity and Mortgage Investments) and management’s report on the effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K Amendment 2 of Winthrop Realty Trust for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 14, 2006

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